EXHIBIT 99
First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360
July 17, 2006

Cincinnati, Ohio
First Franklin Corporation (FFHS) Announces Earnings
First Franklin Corporation (FFHS, Nasdaq), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced net income of $566,000 ($0.34 per basic share) for the second quarter of 2006 and $755,000 ($0.45 per basic share) for the six months ended June 30, 2006. This compares to earnings of $561,000 ($0.34 per basic share) for the second quarter of 2005 and $722,000 ($0.44 per basic share) for the six months ended June 30, 2005.
During the current quarter, the Company sold approximately 50% of its Financial Institution Partners III, L.P. investment, for which it received $1.35 million and recorded an after-tax profit of approximately $380,000 ($0.23 per basic share). During the second quarter of 2005, Intrieve, Incorporated, the provider of Franklin’s data processing services, was acquired by Harland Financial Solutions, Inc. Both Franklin and its wholly-owned subsidiary, Madison Service Corporation, had an investment in Intrieve, which resulted in an approximate after-tax profit of $400,000 ($0.24 per basic share).
Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the NASDAQ Global Market under the symbol “FFHS”.
CONTACT:	Thomas H. Siemers President and CEO (513) 469-5352